AllianceBernstein Bond Fund, Inc.		                        Exhibit 77M
--Intermediate Bond Portfolio
811-02383

	On November 2, 2007, AllianceBernstein Intermediate Bond Portfolio (Intermediate Bond), a series of AllianceBernstein Bond Fund, Inc.
(ABF), acquired the assets and liabilities (the Acquisition) of AllianceBernstein U.S. Government Portfolio (U.S. Government Portfolio), also a series of ABF. The Board of Directors of ABF approved the Acquisition on August 2, 2007. The Acquisition did not require approval by Intermediate Bond or U.S. Government stockholders. The related Plan of Acquisition and Liquidation is attached hereto as Exhibit 77Q1.
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